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                                                                     EXHIBIT 8.1



                          [KIRKLAND & ELLIS LETTERHEAD]


                                August 22, 2000



NATG Holdings, LLC
Orius Capital Corp.
1401 Forum Way, Suite 400
West Palm Beach, Florida 33401

                  Re:      NATG Holdings, LLC
                           Orius Capital Corp.
                           Registration Statement on Form S-4
                           Registration No. 333-36952

Ladies and Gentlemen:

                  We are issuing this opinion letter in our capacity as special legal counsel to NATG Holdings, LLC, a Delaware limited liability company, and Orius Capital Corp., a Delaware corporation (together, the "Issuers"), in connection with the proposed offer by the Issuers (the "Exchange Offer") of up to $150,000,000 in aggregate principal amount of the Issuers' 12 3/4% Series B Senior Subordinated Notes due 2010 (the "Exchange Notes") in exchange for and in replacement of the Issuers' outstanding 12 3/4% Senior Subordinated Notes due 2010 (the "Old Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-36952) originally filed with the Securities and Exchange Commission (the "Commission") on May 12, 2000, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

                  You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Issuers' Registration Statement and such other documents as we have deemed necessary.

                  On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable




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NATG Holdings, LLC
Orius Capital Corp.
August 22, 2000
Page 2

"exchange" for United States federal income tax purposes because the Exchange Notes do not differ materially in kind or extent from the Old Notes. The Exchange Notes received by a holder of Old Notes will be treated as a continuation of the Old Notes in the hands of such holder and, as a result, there will be no federal income tax consequences to such holder as a result of such holder's exchange of Old Notes for Exchange Notes.

                  The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "United States Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                                     Sincerely,

                                                     /s/ KIRKLAND & ELLIS

                                                     Kirkland & Ellis